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                                                                   EXHIBIT 10.63

                                FIRST AMENDMENT
                                       TO
                 NAMING, PROMOTIONAL AND SPONSORSHIP AGREEMENT

                           Dated as of January 1, 2004

      The parties to this First Amendment to Naming, Promotional and Sponsorship Agreement (this "Amendment") are Select Medical Corporation, a Delaware corporation ("Sponsor"), and Philadelphia Eagles, LLC, a Pennsylvania limited liability company ("Eagles").

                                    RECITALS

      A. NovaCare, Inc., a Delaware corporation ("NovaCare"), and Philadelphia Eagles Limited Partnership, a Delaware limited partnership ('PELP") have entered into a Naming, Promotional and Sponsorship Agreement dated October 1, 1997 (such agreement, as assumed and confirmed by Sponsor pursuant to the Assumption referred to below, and as amended hereby, the "Naming Rights Agreement"), pursuant to which NovaCare obtained certain rights with respect to the Eagles Team. Capitalized terms used but not defined herein have the meanings given to them in the Naming Rights Agreement.

      B. Pursuant to a Consent and Assumption dated November 19, 1999 (the "Assumption"), Sponsor assumed and agreed to pay, perform and discharge all of NovaCare's liabilities and obligations under the Naming Rights Agreement, whether matured or unmatured, fixed or contingent, and whether arising on or after the date of the Assumption.

      C. Eagles is the successor in interest to PELP and owns and operates the Eagles Team and has the right to grant sponsorship rights with respect to the Eagles Team.

      D. Pursuant to the Eagles Lease, Eagles Stadium Operator, LLC ("ESO") has the right to operate, and to exploit certain commercial, advertising and related opportunities at, the football-based stadium located at the southeast corner of 11th Street and Pattison Avenue in Philadelphia, Pennsylvania, currently named Lincoln Financial Field (as such stadium may be renamed from time to time, the "New Stadium").

      E. Sponsor and Eagles now wish to amend the Naming Rights Agreement on the terms set forth below.

      NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained herein, the parties agree as follows:

      1. Amendments to Naming Rights Agreement.

            (a) Article I of the Naming Rights Agreement is hereby amended as follows:

                  (i)   A new definition of "Affiliate" is added as follows:
                        "'Affiliate' shall mean, with respect to a specified Person, any other Person

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                        directly or indirectly controlled by, controlling, or
                        under common control with the specified Person."

                  (ii) A new definition of "City" is added as follows: "'City' shall mean The City of Philadelphia."

                  (iii) A new definition of "Commonwealth" is added as follows:
                        "'Commonwealth' shall mean The Commonwealth of Pennsylvania."

                  (iv)  A new definition of "Eagles Lease" is added as follows:
                        "'Eagles Lease' shall mean the Sublease and Development Agreement, dated December 7, 2001, between Eagles (as successor to Philadelphia Eagles Limited Partnership, a Delaware limited partnership) and the Philadelphia Authority for Industrial Development ("PAID"), as assigned, together with any amendments or replacements thereto."

                  (v) The definition of "Home Game" is amended by removing and replacing the existing definition with the following definition: "'Home Game' shall mean any Game played at the New Stadium."

                  (vi)  A new definition of "Stadium Marks" is added as follows:
                        "'Stadium Marks' shall mean the logos, name, trademarks, trade names, service marks and any copyrighted design elements of (or related to) the New Stadium."

                  (vii) The definition of "New Stadium" is amended by removing and replacing the existing definition with the following definition: "'New Stadium' shall mean the football-based stadium located at the southeast corner of 11th Street and Pattison Avenue in Philadelphia, Pennsylvania, currently named Lincoln Financial Field (as such stadium may be renamed from time to time)."

                  (viii) A new definition of "NovaCare Optional Services" is added as follows: "'NovaCare Optional Services" shall mean those physical therapy, occupational therapy, rehabilitation, conditioning and nutritional services requested by the Eagles pursuant to Article V.H."

                  (ix)  A new definition of "Other Events" is added as follows:
                        "'Other Events' shall mean events held at the New Stadium other than Home Games, including, without limitation, (i) events sponsored or conducted by the City or the Commonwealth and (ii) Private Events."

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                  (x)   A new definition of "Private Events" is added as
                        follows: "'Private Events' shall mean events held at the Stadium Premises that are not open to the general public."

                  (xi) A new definition of "Stadium Premises" is added as follows: "'Stadium Premises' shall mean the approximately 43 acres of land located at the southeast corner of 11th Street and Pattison Avenue, in the Thirty-Ninth Ward of the City of Philadelphia, together with the New Stadium."

                  (xii) A new definition of "Stadium Standards" is added as
                        follows: "'Stadium Standards' shall mean the rules, regulations, standards, guidelines and manuals governing the use, occupancy and operation of the New Stadium, as established and amended by ESO from time to time."

                  (xiii) The definition of "Use Restrictions" is amended by
                        removing and replacing the existing definition with the following definition: "'Use Restrictions' shall mean the applicable provisions of all (i) Laws; (ii) NFL Rules; and (iii) contractually imposed requirements of any location, site or medium where (or through which) any right, benefit or privilege granted to NovaCare may be held, presented or transmitted, including the Stadium Standards and other restrictions imposed on users or advertisers at the New Stadium, in each case, as they may be adopted, amended, supplemented or otherwise changed from time to time; provided, however, that clause (iii) shall not include any contractual requirements applicable to the NovaCare Complex that may adversely affect NovaCare's rights that have not been approved by NovaCare, which approval shall not be unreasonably withheld, conditioned or delayed."

            (b) All references in the Naming Rights Agreement and this Amendment to "Eagles" shall be deemed to mean Philadelphia Eagles, LLC, a Pennsylvania limited liability company. All references in the Naming Rights Agreement and this Amendment to "NovaCare" shall be deemed to mean Select Medical Corporation, a Delaware corporation.

            (c) Article III.A of the Naming Rights Agreement is amended by removing the words "will provide for NovaCare's benefit" and replacing them with the words "will provide, or cause to be provided, for NovaCare's benefit".

            (d) Article III.B(ii) of the Naming Rights Agreement is amended by removing and replacing the existing text in its entirety with the following:

                  "(ii) the exclusive right to receive Name recognition on the facade of the main office complex; the marquee at the entrance to the NovaCare Complex; the road/directional signage leading to the NovaCare Complex

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                  (to the extent Eagles control such signage); four (4)
                  locations in the center of the practice fields; the goal pads on the practice fields; the facade of the press conference podium; permanent signage in either the Eagles Team's conditioning room or locker room as agreed by NovaCare and Eagles; one (1) sign on NovaCare's rehabilitation center at the NovaCare Complex; and on all apparel worn by key facility (such as groundskeepers) and Training Staff. The precise size and location of all Name recognition described under the preceding sentence shall be proposed by Eagles and subject to the approval of NovaCare, which shall not be unreasonably withheld. All such recognition shall comply with all Use Restrictions applicable to the NovaCare Complex and, subject to Article XIII.B (with respect to renaming and other changes) and Article V.J (with respect to apparel to be provided by NovaCare), shall be created and installed by Eagles at its expense, except that NovaCare shall provide any required artwork and design at its expense as and when reasonably requested by Eagles; and"

            (e) Article III.D of the Naming Rights Agreement is amended removing and replacing the existing text in its entirety with the following:

                        "D. During the Term, the Eagles shall not grant any
                  Person the right to display signage on the rooftop of the main office complex or the indoor practice facility at the NovaCare Complex. If, at any time during the Term, the Eagles display any signage on either rooftop (it being acknowledged that such signage may not reference any Person other than the Eagles and the Team), the Eagles will provide NovaCare with commensurate signage on such rooftop."

            (f) Article III of the Naming Rights Agreement is amended by adding the following Article III.F and Article III.G:

                        "F. NovaCare acknowledges that: (a) third parties may be
                  granted the right to use all or a portion of the New Stadium, or to advertise or promote products or services at certain Other Events, including, without limitation, the Super Bowl, certain college or high school football games, concerts, soccer games, major national or international championship athletic events, (b) that during certain Other Events, Eagles may be required to remove, obscure, mask, cover or obstruct (collectively, "Obscure") certain of NovaCare's advertising at the New Stadium if (i) reasonably necessary for the conduct or performance of such Other Event, (ii) required by Law during such Other Event, (iii) reasonably necessary to meet the religious objections of any user of the New Stadium during such Other Event, or (iv) required by the third party user of the New Stadium because of exclusive sponsorship agreements it may have. If the New Stadium is hosting the Olympics or the Olympic Trials, if required by the sanctioning body, (x) Eagles may cause any of NovaCare's signage and name recognition to be Obscured for the duration of such events (and for a

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                  reasonable period before and after such events for set-up and break-down), but in no event shall such signage or name recognition be Obscured during any Home Game, (y) NovaCare shall have no right to receive certain rights, benefits and privileges granted to NovaCare under the this Agreement with respect to such events, and (z) NovaCare acknowledges that third parties (including Category Competitors) may be granted the right to advertise or promote certain products and services (including competing products in the Category) at the New Stadium during and with respect to such events. NovaCare and Eagles acknowledge and agree that none of the foregoing (whether or not it includes advertising for a Category Competitor or for competing products or services in the Category) shall be a violation of this Agreement."

                        "G. The precise size and location of any advertising
                  opportunities at the New Stadium provided pursuant to this Agreement shall be determined by Eagles in its sole discretion. All of NovaCare's signage and other advertising at the New Stadium (a) shall comply with and be subject to all Use Restrictions applicable to the New Stadium, (b) shall be subject to Eagles' approval rights under Article VI.B, and (c) subject to the following three sentences, shall be initially created and installed by Eagles (or its designee) at Eagles' expense (except that NovaCare shall provide any required artwork and design, including any revisions, at NovaCare's expense in accordance with Article VI.C. In the event NovaCare wishes to change, replace or reinstall any advertising sign, such change, replacement or reinstallation shall (w) be at NovaCare's sole cost and expense, and NovaCare shall pay all related costs and expenses incurred by Eagles and their respective Affiliates, (x) be performed by one or more vendors previously approved by Eagles for such purpose, (y) comply with all Use Restrictions, and (z) be subject to Eagles' approval rights in accordance with Article VI.B. All artwork and design submitted pursuant to this Article VI.G shall be customary for the type of sign or other display Eagles intends to display at the applicable location in the New Stadium. With respect to any advertising intended for electronic display, NovaCare shall provide, at NovaCare's sole cost and expense, all creative elements of such advertising (including all software) in the form reasonably required by Eagles. Eagles shall incorporate such creative elements into the actual New Stadium advertising, subject to its approval rights in accordance with Article VI.B. Eagles shall only be required to activate any electronic or illuminated signage during events at the New Stadium other than Private Events."

            (g) Article IV.B of the Naming Rights Agreement is hereby amended by removing and replacing the words "any new Stadium" in clause (vi) and the defined term "Veterans Stadium" in the final parenthetical with the defined term "the New Stadium".

            (h) Clause (i) of Article VI.B of the Naming Rights Agreement is amended by removing and replacing the existing text in its entirety with the following:

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                        "(i) all commercials, advertisements, promotions and
                  other activities authorized by Eagles under this Agreement, whether constituting a Promotion or any aspect of NovaCare Marketing, and all proposed uses of the NovaCare Marks at the NovaCare Complex or the New Stadium (including as part of the Name) shall be subject to Eagles' review and prior approval, which may be granted or withheld in Eagles' reasonable discretion,"

            (i) All references in the Naming Rights Agreement and this Amendment to "Eagles Indemnitees" shall include ESO, all other Affiliates of Eagles, and their respective direct and indirect, past, present and future owners, officers, directors, managers, members, partners, employees, licensees, successors and assigns.

            (j) Article XVI of the Naming Rights Agreement is hereby amended by removing and replacing the existing notice address for Sponsor and the Eagles with the following notice addresses:

If to NovaCare:                     If to Eagles:

Select Medical Corporation          Philadelphia Eagles, LLC
4718 Old Gettysburg Road            NovaCare Complex
Mechanicsburg, Pennsylvania 17055   One NovaCare Way
Attention: General Counsel          Philadelphia, Pennsylvania 19145
                                    Attention: Chief Marketing Officer

                                    with a copy to the same address to
                                    the attention of Joe Banner

            (k) Article XX of the Naming Rights Agreement is hereby amended by removing and replacing the existing text in its entirety with the following:
"Nothing in this Agreement is intended or shall be construed to give any other Person (other than the Eagles Indemnitees and the NovaCare Indemnitees), any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained in this Agreement."

            (l) Exhibit "A" to the Naming Rights Agreement is hereby amended by removing and replacing the existing text of paragraphs 1, 2, 3, 4, 5, 10, 11, 12, 13, 14, 22, 32, 38, 41, 42 and 45 in its entirety with the words "[Intentionally omitted.]" and by adding the following paragraphs:

                  "46. Two (2) real-time minutes of LED signage on the lower fascia of the inner bowl of the New Stadium during each Eagles Home Game. NovaCare will receive additional exposure at each Other Event that Eagles control, the exact time of the exposure to be determined based on the nature of the Other Event in the Eagles' sole discretion."

                  "47. Eagles shall cause radio station WYSP ("WYSP") to provide NovaCare with radio commercial inventory on WYSP having a value (as

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                  determined based on WYSP's standard advertising rates) of at least Sixty Thousand Dollars ($60,000), as NovaCare, Eagles and WYSP mutually agree prior to each NFL Season (the "WYSP Package"); provided, however, that without limiting any of Eagles' rights hereunder, if Eagles is unable to provide NovaCare with all or any portion of the WYSP Package for any reason (including, without limitation, due to WYSP's refusal to agree to a proposal made by Eagles or NovaCare), NovaCare shall receive substitute benefits or advertisements in lieu of the WYSP Package in accordance with Article VIII.A."

                  "48. NovaCare shall receive one (1) billboard mention during each preseason Game local television broadcasts produced by Eagles, each Inside the Eagles television show and each television show featuring the Eagles Team's starting quarterback (currently entitled the "Donovan McNabb Show"). Each mention will be approximately 10 seconds in length."

                  "49. NovaCare shall receive the right to utilize areas of the NovaCare Complex up to eight (8) times each Contract Year for business purposes that are permitted under the terms of the Lease and Development Agreement dated April 20, 2000 between the Philadelphia Authority for Industrial Development and Philadelphia Eagles Development, L.P. If NovaCare desires to use the Complex, NovaCare shall submit a written proposal to Eagles describing its proposed use of the Complex at least thirty (30) days prior to the date of proposed use. Such proposal shall set forth with specificity the audio/visual, food and beverage and space requirements for such proposal. Eagles shall approve or reject such request in its reasonable discretion based on the existing schedule of events and other uses of the Complex. The exact accommodation of NovaCare's request with regard to its audio/visual, food and beverage and space requirements (including, without limitation, the specific areas of the Complex that may be used by NovaCare) shall be determined by Eagles in its sole discretion. NovaCare shall be solely responsible for all costs, expenses and liabilities arising from or in connection with such use, including, without limitation, any audio/visual equipment, technical staff, catering or other incremental costs provided by Eagles to NovaCare, and shall provide Eagles with copies of all required permits and with all certificates or insurance for insurance coverage in the types and amounts determined by Eagles in its reasonable discretion."

                  "50. NovaCare shall receive two (2) 5' x 5' and two (2) 4'10.5" x 8' 10.5" fixed advertising positions located on the concourse of the New Stadium. The exact display location of each position shall be determined by Eagles in its sole discretion. NovaCare shall provide any required artwork and design, subject to approval by Eagles in accordance with
                  Article VI."

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                  "51. NovaCare shall have the right to use a club area at the
                  New Stadium two (2) times per year for a private event. The exact club area permitted to be used and the exact time of the events shall be subject to approval by Eagles, which approval Eagles may withhold in its sole discretion. Such use will only be permitted on days where no Home Game, Other Event or Private Event has been previously scheduled. NovaCare shall be solely responsible for all costs, expenses and liabilities arising from or in connection with such use, including, without limitation, all catering, technical staff, sound equipment or other incremental costs, and shall provide Eagles with copies of all required permits and with all certificates or insurance for insurance coverage in the types and amounts generally required by Eagles of third-party stadium users."

                  "52. NovaCare shall receive four (4) Club Seats located in the Club II level and twelve (12) lower-level seats to each pre-season, regular season and playoff Home Game (excluding any Super Bowl). NovaCare's right to use the Club Seats will be subject to, and NovaCare shall comply with, the terms and conditions of ESO's standard Club Seat License Agreement, which is attached hereto as Exhibit "H" and shall be incorporated into this Agreement as if expressly stated herein."

                  "53. NovaCare shall have the right to use Lower Level Suite #51 at each pre-season, regular season and playoff Home Game (excluding the Super Bowl). NovaCare's right to use the Suite will be subject to, and NovaCare shall comply with, the terms and conditions ESO's standard Suite License Agreement, which is attached hereto as Exhibit "I" and shall be incorporated into this Agreement as if expressly stated herein."

                  "54. NovaCare shall receive four (4) cheerleader appearances each year, each appearance being attended by two (2) cheerleaders. Each appearance will last one (1) hour and will include an autograph session. The exact cheerleaders will be determined by Eagles in its sole discretion. The cost of the cheerleader appearance fee and transportation will be the responsibility of Eagles. The date of each appearance shall be determined by Eagles in its sole discretion."

                  "55. NovaCare shall receive six (6) appearances each year by the mascot of the Eagles Team. Each appearance will last one
                  (1) hour. The cost of the mascot appearance fee and transportation will be the responsibility of Eagles. The date of each appearance shall be determined by Eagles in its sole discretion."

                  "56. NovaCare shall receive Presenting Partner status for the annual 'Eagles NFL 101 for Females' Event. The date and location of the event will be determined by Eagles in its sole discretion. NovaCare will receive logo identification on all event promotional and marketing materials

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                  produced by Eagles, including general event promotional
                  advertisements and invitations, ten (10) VIP invitations to the event, and one (1) corporate banner display (3' high x 5' wide) at the event. NovaCare will have use of one (1) expo table at and will have the opportunity to promote health product and service initiatives. Eagles reserves the right to designate other Presenting Partners and other sponsors for the event, as determined by Eagles in its sole discretion."

                  "57. Four (4) pre-game brunch invitations to one (1) Eagles Home Game. The exact Game shall be mutually determined by NovaCare and Eagles."

                  "58. One (1) fixed, backlit signage position (3'8" x 15'10") on the east side of the inner seating bowl of the New Stadium. The exact display location shall be determined by ESO in its sole discretion."

                  "59. NovaCare shall receive a small card or sign displaying NovaCare's name and logo, which shall be placed in front of all microphones used for press conferences in the media room at the NovaCare Complex. The exact size and design of such card or sign shall in all respects be subject to the Eagles' approval rights under Article VI."

                  Sponsor acknowledges and agrees that each of the Promotions provided for in paragraphs 46-59 above shall in all respects be subject to Eagles' substitution rights under Article VIII.A and Article XXI.

            (m) For purposes of the Naming Rights Agreement, Exhibit "H" and Exhibit "I" attached hereto shall be deemed to be Exhibit "H" and Exhibit "I", respectively, to the Naming Rights Agreement and, by this reference, shall be incorporated into the Naming Rights Agreement as if expressly stated therein."

      2. Additional Amendments. In addition to the amendments provided for under
Section 1 above, the Naming Rights Agreement is hereby further amended as follows:

            (a) The first sentence of Article IV.C of the Naming Rights Agreement shall be amended by replacing the words "Except as expressly set forth in Section III.B and IV.B" with the words "Except as expressly set forth in Sections III.B, IV.B and V.H,".

            (b) The last sentence of Article IV.C of the Naming Rights Agreement shall be deleted.

            (c) The introductory language in Article V of the Naming Rights Agreement shall be amended by replacing the words "Required Products and Services" with the words "NovaCare Optional Services".

            (d) Article V.H of the Naming Rights Agreement shall be replaced in its entirety with the following:

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                "H. The Eagles shall be responsible for obtaining (but shall have no liability to NovaCare if it fails to obtain) all rehabilitation, occupational therapy, physical therapy, conditioning and nutritional services, all medical and training supplies, and all rehabilitation equipment as may be required from time to time by the Eagles and the coaches and players of the Eagles Team and, except as expressly provided in this Article V.H, NovaCare shall have neither the right nor the obligation to provide or pay for any such products or services. NovaCare shall have no approval or consultation rights in connection with the hiring or termination of any member of the Eagles' Training Staff or any reporting function changes. If the Eagles wish to acquire any rehabilitation, occupational therapy, physical therapy, conditioning and nutritional services for its coaches or players, then NovaCare shall have the first opportunity to provide such NovaCare Optional Services. In such event, before soliciting or acquiring such services from any third party, the Eagles will request that NovaCare provide the Eagles with an estimate of the cost of the requested NovaCare Optional Services (an "Estimate") and, if NovaCare elects to provide such services, NovaCare's Estimate shall offer to provide such requested services at a price equal to the lowest price NovaCare charges any customer for similar services within the Philadelphia market. Notwithstanding the foregoing, however, (i) NovaCare shall have the right, in its sole discretion, to elect not to provide any particular NovaCare Optional Service, and (ii) if either (A) the Eagles are in any way dissatisfied with the price, quality or timing of the requested NovaCare Optional Services or (B) NovaCare does not supply the requested NovaCare Optional Services, then the Eagles shall have the right, in its sole discretion, to acquire any and all such services from any third party (including, without limitation, a Category Competitor), provided that such third party is not granted the right to identify itself as a supplier to the Eagles. With respect to medical training supplies, rehabilitation equipment and, with the exception of NovaCare Optional Services, all other products and services in the Category, the Eagles shall have the unrestricted right to solicit or acquire such products or services (or any brand thereof) from any person or entity."

            (e) Article V.I of the Naming Rights Agreement shall be replaced in its entirety with the following:

                "I. If and only to the extent requested by the Eagles, NovaCare shall take all steps necessary to cause any member of the Eagles' Training Staff to become an employee of the Eagles. Notwithstanding the foregoing sentence, the Eagles shall have no obligation to hire any NovaCare employee or agent as an employee of the Eagles unless the Eagles so elects in its sole discretion."

            (f) Article V.K of the Naming Rights Agreement shall be placed in its entirety with the following:

                "K. During each Contract Year, NovaCare shall provide to
            Eagles, at NovaCare's sole cost and expense, fifty (50) complimentary magnetic resonance imaging appointments (each, an "MRI") for use by the Eagles' coaches, players and other full-time employees, as they may be allocated by the Eagles in its sole discretion. MRI's shall be scheduled by NovaCare on a priority basis, subject to NovaCare's existing

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            appointments. In the event the Eagles exceed fifty (50) MRIs in any
            Contract Year, NovaCare may bill the Eagles, and the Eagles will pay for such MRIs, at the rate specified by the Pennsylvania Workers Compensation Act. If, at any time during the Term, NovaCare no longer provides MRIs at the NovaCare Complex, NovaCare may satisfy its obligations under this Article V.K by providing, in lieu of such MRIs, NovaCare Optional Services or other products or services requested by the Eagles having substantially the same value as the MRIs, as determined by the agreement of the parties (or if they cannot agree, by an arbitrator in accordance with Article XXII)."

            (g) Article VI.A(i) of the Naming Rights Agreement shall be amended by replacing the words "a sponsor of the Eagles and as the exclusive provider (or "official provider" or any similar designation approved by the Eagles in their reasonable discretion)" with the following "a sponsor of the Eagles and as a provider (and may refer to itself as the "exclusive provider", "official provider" or any similar designation approved by the Eagles in its reasonable discretion)".

            (h) The second sentence of Article XIII.A of the Naming Rights Agreement shall be amended by deleting the words "and furnish the Required Products and Services".

            (i) Article XXI(ii) of the Naming Rights Agreement shall be deleted in its entirety.

            (j) Article XXIV(ii) of the Naming Rights Agreement shall be deleted in its entirety.

            (k) Exhibit "B" to the Naming Rights Agreement shall be replaced in its entirety with Exhibit "B" attached hereto.

            (l) Exhibits "C" and "F" to the Naming Rights Agreement shall be deleted in their entirety.

      3. Performance of Obligations by Affiliates. Sponsor acknowledges and agrees that any action to be performed under the Naming Rights Agreement by Eagles may be performed, in the sole discretion of Eagles, by ESO or any other Affiliate of Eagles. Sponsor further acknowledges and agrees that, for purposes of the Naming Rights Agreement and this Amendment, each reference to "Eagles" shall be deemed to be a reference to the party acting in each case, be it Eagles, ESO or any other Affiliate of Eagles.

      4. Waiver and Release. Sponsor, for itself and on behalf of its affiliates, successors and assigns (collectively, "Releasors") forever releases and discharges Eagles, its members and Affiliates, and any and all of their respective direct and indirect, past, present and future members, managers, shareholders, officers, directors, partners, owners, contractors, employees, attorneys and agents (collectively, "Releasees"), from any and all claims, demands, causes of action, and liabilities of any kind whatever (upon any legal or equitable theory, whether contractual, common law, statutory, federal, state, local or otherwise, and including but not

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limited to any claims for attorneys' fees, or costs or disbursements of any kind) (collectively, "Claims") that any of Releasors ever had, now has, or may hereafter have against Releasees by reason of any action, omission, transaction, or occurrence, whether known or unknown, arising out of any failure by Eagles to provide any of the advertising, naming, promotional and other rights required to be provided by Eagles under the Naming Rights Agreement, but solely to the extent such failure occurred on or prior to the date of this Agreement. For the avoidance of doubt, nothing in this Section 4 shall be deemed to release or discharge any Claims arising out of any such failure that may occur after the date of this Agreement.

      5. Representations and Warranties.

            (a) Eagles represents and warrants to Sponsor that Eagles is the successor in interest to PELP. Sponsor represents and warrants to the Eagles Parties that, pursuant to the Assumption, Sponsor (i) has assumed all obligations of NovaCare, Inc. under the Naming Rights Agreement and (ii) has become and, as of the date hereof, remains bound by the terms and provisions of the Naming Rights Agreement to the extent applicable to NovaCare thereunder.

            (b) Each of Sponsor and Eagles hereby reaffirms, as of the date hereof, its respective representations and warranties contained in Article XIX of the Naming Rights Agreement (after giving effect to this Amendment, and unless expressly stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date). In addition, each of Sponsor and Eagles represents and warrants, that:
(a) such party has the full corporate (or in the case of Eagles, limited liability company) power and legal authority to enter into and perform this Amendment in accordance with its terms; (b) all necessary corporate (or in the case of Eagles, limited liability company) approvals for the execution, delivery, and performance by such party of this Amendment have been obtained;
(c) this Amendment has been duly executed and delivered by such party and constitutes a legal, valid and binding obligation of such party enforceable in accordance with its terms.

            (c) Sponsor represents, warrants and covenants that it (a) possesses (and shall possess) all applicable governmental permits and approvals necessary to conduct business in the City and the Commonwealth, (b) is not (and shall not become) an adjudicated tax delinquent with respect to any City or Commonwealth tax which remains unpaid, and (c) is not (and shall not become) otherwise lawfully prohibited from doing business with the City, the Commonwealth or PAID. Upon the reasonable request of Eagles or ESO given from time to time, Sponsor shall provide any requesting party with such information, as they shall request to confirm compliance with the preceding sentence. Any breach of the representations, warranties or covenants in this Section 6(c) shall entitle Eagles to terminate the Naming Rights Agreement under Article IX thereof.

      6. Miscellaneous

            (a) This Amendment shall be deemed to be an amendment with respect to the Naming Rights Agreement, and the Naming Rights Agreement, as amended hereby, is hereby ratified, approved and confirmed in each and every respect. All references in the Naming Rights Agreement to "this Agreement," and all references to the Naming Rights Agreement in any other

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document, instrument, agreement or writing, shall hereafter be deemed to refer to the Naming Rights Agreement as amended hereby.

            (b) This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed entirely in Pennsylvania.

            (c) Nothing in this Amendment shall be deemed to entitle Sponsor or the Eagles to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Naming Rights Agreement in similar or different circumstances.

            (d) This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one single agreement.

            (e) Except as expressly provided in this Amendment, the Naming Rights Agreement shall not be modified, amended or waived in any respect, and shall remain in full force and effect.

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      IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

SELECT MEDICAL CORPORATION                       PHILADELPHIA EAGLES, LLC

By: /s/ M.F. JACKSON                             By: /s/ [ILLEGIBLE]
    --------------------                             --------------------
Name: M.F. JACKSON                               Name: [ILLEGIBLE]
Title: SVP & CFO                                 Title: SVP

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